EXHIBIT 99


                              PRESS RELEASE ISSUED
                                JANUARY 13, 1997

[Scotts Logo]


FOR IMMEDIATE RELEASE

                   Scotts Completes United Kingdom Acquisition
                          of Miracle Garden Care, Ltd.


Marysville, OH, January 13, 1997 -- The Scotts Company (NYSE:SMG) said today that it had completed its previously announced acquisition of the remaining two-thirds interest in Miracle Garden Care, Ltd., manufacturer and distributor of lawn and garden products in the United Kingdom.

Miracle Garden Care was created in 1994 as a result of the sale of Zeneca Garden Care, a spin off of Imperial Chemical Industries, Plc., to Miracle-Gro Products Limited and other institutional investors.

Miracle Garden Care has leading positions in several consumer market categories such as general fertilizers for lawn and garden care. Its major consumer brands include Weedol(R), Pathclear(R), and Grasshopper(R). Miracle Garden Care distributes key Scotts brands such as Miracle-Gro(R), Scotts Lawn Builder(R) and Osmocote(R).

The company noted that Miracle Garden Care, with its focus on the consumer side of the business, complements Scotts' current European business in the Netherlands which primarily markets controlled release fertilizers and water-soluble fertilizers to professional horticultural users.

Charles M. Berger, Scotts' Chairman, President and Chief Executive Officer said "We are enthusiastic about the strategic opportunity presented by this acquisition. It will help us build an integrated team to better serve our customers and grow our international business."

Robert Stohler, Senior Vice President - International, The Scotts Company, will also become Managing Director, Miracle Garden Care, and will operate the Scotts International Business Group from England.

Headquartered in Marysville, Ohio, for 126 years, The Scotts Company is the world's leading producer and marketer of products for do-it-yourself lawn care and gardening, professional turf care, and horticulture. The company's industry-leading brands include Scotts(R), Turf Builder(R), Miracle-Gro(R), Hyponex(R), and Osmocote(R). Scotts products are sold in the United States, Canada, the United Kingdom, continental Europe, Southeast Asia, the Middle East, Africa, Australia, New Zealand, and several Latin American countries.

________________________________________________________________________________

Safe Harbor Statement under the Private Securities Litigation Act of 1995:
The statements contained in this release which are not historical fact are "forward looking statements" that involve various important risks, uncertainties, and other factors which could cause the company's actual results for 1997 and beyond to differ materially from those expressed in such forward looking statements. These important factors include, without limitation, those previously disclosed in the company's securities filings and the possibility that the acquisition may not be completed.

Contact:  Kerry M. Bierman
          The Scotts Company
          513-644-7043
          kerry.bierman@scottsco.com

          THE SCOTTS COMPANY -- 14111 SCOTTSLAWN ROAD, MARYSVILLE, OH 43041 -- 513/644-0011